UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2016

XPO LOGISTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32172	03-0450326

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Five Greenwich Office Park, Greenwich, Connecticut 06831
(Address of principal executive offices)

(855) 976-4636
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Directors

On March 20, 2016, the Board of Directors of XPO Logistics, Inc. (the “Company” or “XPO”) elected Gena L. Ashe as a member of the Company’s Board of Directors, effective on March 21, 2016. Ms. Ashe most recently served as chief legal officer of The Brickman Group, Ltd. (now BrightView Landscapes, LLC), a commercial landscape maintenance company in the United States. Pursuant to the Company’s bylaws, Ms. Ashe will serve as a director for an initial term until the Company’s 2016 annual meeting of stockholders. Ms. Ashe was also appointed to the Nominating and Corporate Governance Committee of the Board of Directors and will serve as the committee’s Chair.

As a non-employee director, Ms. Ashe will be entitled to receive an annual cash retainer (currently $50,000), an additional cash retainer for service as Chair of the Nominating and Corporate Governance Committee (currently $7,500) and an annual restricted stock unit (“RSU”) grant (currently $175,000 in value), which will be granted on the first business day of each calendar year and will vest on the first anniversary of the grant date. The number of RSUs granted will be determined by dividing $175,000 by the average of the closing price of the Company’s common stock on the 10 trading days immediately preceding the grant date.

Item 8.01. Other Events.

On March 21, 2016, the Company issued a press release announcing the election of Ms. Ashe to the Board of Directors, and further announcing the appointment of Mr. Michael G. Jesselson as lead independent director. The press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

In connection with the appointment of Mr. Jesselson as lead independent director, on March 20, 2016, the Board of Directors adopted certain amendments to the Company’s Corporate Governance Guidelines, including an amendment providing for the position of lead independent director within the Board of Directors’ leadership structure. The Corporate Governance Guidelines are available on the Company’s website at www.xpo.com.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release of XPO Logistics, Inc. dated March 21, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated March 21, 2016	XPO LOGISTICS, INC.

	By:	/s/ Gordon E. Devens
Gordon E. Devens
Chief Legal Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release of XPO Logistics, Inc. dated March 21, 2016